Exhibit 10.3

CITICORP USA, INC.

August 6, 2013

XLIT LTD.
One Bermudiana Road,
Hamilton HM 08 Bermuda,
Attention: Timothy Goodyer

LETTER AGREEMENT

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) sets forth (i) a fee payable by XLIT LTD. (the “Company”) in connection with the Credit Agreement, dated as of August 6, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Lenders party thereto and Citicorp USA, Inc. (“CUSA”), as Issuing Lender and Administrative Agent and (ii) certain payment obligations of the Company and CUSA. Capitalized terms used herein without definition have the meanings ascribed to them in the Credit Agreement. This Letter Agreement is the “Fee Letter” referred to in the Credit Agreement. In order to induce CUSA to enter into the Credit Agreement, you and CUSA agree to the following:

Section 1. Facility Fee.

The Company agrees to pay to the Administrative Agent a facility fee (the “Facility Fee”) (which fee, once paid, will be nonrefundable under any circumstances except for manifest error by CUSA and not subject to counterclaim or set-off for, or otherwise affected by, any claim or dispute relating to any other matter) that shall accrue at the rate of 0.74% per annum on the aggregate amount of the Commitments in effect from time to time (whether used or unused) during the period from and including the date hereof to and including the date the Commitments are terminated on the Commitment Termination Date or in accordance with Article VIII of the Credit Agreement; provided that, if any Lender continues to have any Credit Exposure after the date the Commitments are terminated, then the Facility Fee shall also accrue on the daily amount of such Lender’s Credit Exposure from but excluding the date the Commitments are terminated to and including the date on which such Lender ceases to have any Credit Exposure. Accrued Facility Fees shall be payable in arrears on the 20th day of March, June, September and December of each year and on the date on which the Commitments are terminated, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Commitments terminated shall be payable on demand. The Facility Fees payable shall be computed for the actual days elapsed (including the first day but excluding the last day) based on a year of 360 days.

Section 2. Indemnification.

In addition to the indemnification obligations set forth in the Credit Agreement, the Company agrees to indemnify CUSA and its Affiliates (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or resulting from any Corporate Event that impacts such Indemnitee’s mitigation for its own account of the exposure under the Credit Agreement; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. As used in this Section 2, “Corporate Events”means an event such as a merger, consolidation, amalgamation, transfer of assets or liabilities, demerger, spin-off or other similar event in which another entity succeeds to the obligations of the Company, whether by operation of law or pursuant to any agreement.

Section 3. Confidentiality. By accepting delivery of this Letter Agreement, the Company agrees that this Letter Agreement is for the Company’s confidential use only and that neither its existence nor the terms hereof will be disclosed by the Company to any person other than the Company’s officers, directors, employees, accountants, attorneys and other advisors, agents and representatives, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that the Company may make such other public disclosures of the terms and conditions hereof as the Company is required by law, in the opinion of the Company’s counsel, to make.

Section 4. Miscellaneous.

This Letter Agreement shall be subject to the provisions of Sections 10.05, 10.06, 10.07, 10.08, 10.09, 10.10 and 10.13 of the Credit Agreement, each of which is incorporated by reference herein, mutatis mutandis. This Letter Agreement may not be amended, changed, supplemented or otherwise modified except with the prior written consent of each party hereto and only by an instrument in writing signed on behalf of each party hereto. This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Letter Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Letter Agreement. The obligations of the Company under this Letter Agreement shall survive the Commitment Termination Date, the termination of the Commitments, the expiry or termination of the Letter of Credit and the repayment in full of the indebtedness evidenced by the Credit Agreement.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Agreement and returning it to CUSA, in care of John Modin, Citi Global Banking, 388 Greenwich Street, New York, New York 10013 (john.modin@citi.com). If you elect to deliver this Agreement by fax or email, please arrange for three executed originals to follow by next-day courier.

Very truly yours,

CITICORP USA, INC.

By	/s/ Andrew Kreeger
Name: Andrew Kreeger
Title: Director and Vice President

ACCEPTED AND AGREED
this 6 day of August, 2013:

XLIT LTD.

By	/s/ Simon Rich
Name: Simon Rich
Title: Director